Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 10, 2022

Registration Statement No. 333-228632-10

*** Pricing Details ***

$1,066+mm AmeriCredit Automobile Receivables Trust (AMCAR 2022-1)

• Bookrunners: Deutsche Bank (struc), Barclays, TD Securities, Wells Fargo • Co-Managers: BNP Paribas, Goldman Sachs, Mizuho, RBC • Selling Group: Siebert Williams Shank

-- Anticipated Capital Structure --

CL	AMT ($MM)	WAL	M/F	P.WIN	BENCH	SPRD	YLD (%)	CPN (%)	Price
===========================================================================================================
A-1	182.00	0.19	P-1/F1+	01-04	IntL	+25	0.90315	0.90315	100.00000
A-2	356.00	0.91	Aaa/AAA	04-18	EDSF	+60	2.065	2.05	99.99442
A-3	266.26	2.10	Aaa/AAA	18-32	ISWPS	+55	2.471	2.45	99.98286
B	75.79	2.92	Aa2/AA	32-37	ISWPS	+80	2.792	2.77	99.98349
C	105.07	3.44	A2/A	37-45	ISWPS	+100	3.002	2.98	99.98890
D	81.76	3.76	Baa2/BBB	45-45	ISWPS	+125	3.254	3.23	99.99235
E	33.28	3.76	Not Offered
=========================================================================================================

*Deal is a “No Grow” transaction

Transaction Details:
• Offered Size: $1,066+mm • Pricing Speed: 1.50% • Expected Settle: 03/16/2022 • First Payment: 04/18/2022 • Expected Ratings: Moodys/Fitch • Bill & Deliver: Deutsche Bank	• Registration: SEC-Registered • BBG Ticker: AMCAR 2022-1 • Risk Retention: US = YES; EU = NO • ERISA Eligible: Yes • Denominations: 1k x 1k • Expected Pxing: PRICED

Available Information:
• Attached: Preliminary Offering Memorandum, Intex CDI, FWP
• Intexnet Deal Name: dbacar2201 Password: J37J
• Dealroadshow: www.dealroadshow.com Password: AMCAR221 (case-sensitive)

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.